Exhibit 99.1

Press Release

MagnaChip Reports Second Quarter 2017 Financial Results

28% Gross Profit Margin in Q2 Tops Previous Guidance Range;

At Highest Level in Four Years

SEOUL, South Korea and SAN JOSE, Calif., August 3, 2017 — MagnaChip Semiconductor Corporation (“MagnaChip” or the “Company”) (NYSE: MX), a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications, today announced financial results for the second quarter ended June 30, 2017.

Total revenue for the second quarter of 2017 was $166.7 million, about flat as compared to $167.1 million for the second quarter of 2016, and an increase of 3.1% as compared to $161.7 million for the first quarter of 2017. Total revenue in the second quarter of 2017 came in at the higher end of the guidance range of $162-168 million provided in May.

Foundry Services Group revenue was $81.5 million in the second quarter of 2017, up 30.8% from revenue of $62.3 million in the second quarter of 2016, and up 5.2% sequentially from $77.5 million in the first quarter of 2017.

Revenue in the Standard Products Group was $85.1 million in the second quarter of 2017, down 18.7% from the second quarter a year ago, and up 1.1% sequentially from $84.2 million in the first quarter of 2017.

Total gross profit in the second quarter of 2017 was $46.7 million or 28% gross profit margin as compared with gross profit of $36.7 million, or 22% gross profit margin for the second quarter of 2016, and $41.6 million, or 25.7% gross profit margin in the first quarter of 2017. Gross profit margin in the second quarter topped the high end of the guidance range of 25-27% provided in May. Gross margin improved due to slightly higher fab utilization, a favorable product mix, and earlier-than-expected cost benefits from departures of manufacturing employees who participated in our 2017 voluntary headcount reduction plan.

Foundry gross profit margin was 28.7% in the second quarter of 2017 as compared with 22.8% in the second quarter of 2016 and 28.5% in the first quarter of 2017. Standard Products Group gross profit margin was 27.2% in the second quarter of 2017 as compared with 21.4% in the second quarter of 2016 and 23.1% in the first quarter of 2017.

Net loss, on a GAAP basis, for the second quarter of 2017 was $8.1 million or $0.24 per basic share as compared with a net loss in the second quarter of 2016 of $17.8 million or $0.51 per basic share and compared with net income of $43.7 million or $1.30 per basic share and $1.05 per diluted share in the first quarter of 2017. The net loss in the second quarter of 2017 was attributable primarily to a non-cash foreign exchange loss on the Company’s intercompany loans. Upon the finalization of a headcount reduction plan, the Company recorded an additional charge of $2.3 million in the second quarter of 2017.

Adjusted Net Income, a non-GAAP financial measure, for the second quarter of 2017, totaled $7.8 million or $0.23 per basic share and $0.21 per diluted share as compared to an Adjusted Net Loss of $1.9 million or $0.05 per basic share in the second quarter of 2016 and Adjusted Net Income of $0.5 million or $0.01 per basic and diluted share in the first quarter of 2017.

Adjusted EBITDA, a non-GAAP financial measure, in the second quarter was $20.3 million as compared with Adjusted EBITDA of $8.6 million in the second quarter of 2016, and up from $13.1 million in the first quarter of 2017. Adjusted EBITDA in the second quarter of 2017 was at the highest level since the first quarter of 2013.

“Our financial results in the second quarter demonstrate the successful execution of our business strategy and our ongoing commitment to improve profitability,” said YJ Kim, Chief Executive Officer of MagnaChip. “With our diversified and balanced portfolio of higher gross margin power and display standard products and analog foundry services, we have created a solid foundation for future profitable growth.”

Chief Financial Officer Jonathan Kim said, “We successfully concluded a headcount reduction plan in the second quarter to further streamline the company, drive significant cost savings and improve key financial metrics.” The headcount reduction is expected to generate cost savings of approximately $24 million with an expected payback period of less than 1.5 years.

Mr. Kim added, “Our gross profit margin as a percentage of revenue in the second quarter was at the highest level in more than four years and our Adjusted EBITDA of $20.3 million increased 55% from the prior quarter and more than doubled as compared to the same quarter a year ago.”

Management believes that non-GAAP financial measures, when viewed in conjunction with GAAP results, can provide a meaningful understanding of the factors and trends affecting MagnaChip’s business and operations and assist in evaluating our core operating performance. However, such non-GAAP financial measures have limitations and should not be considered as a substitute for net income or as a better indicator of our operating performance than measures that are presented in accordance with GAAP. A reconciliation of GAAP results to non-GAAP results is included in this press release.

Cash and cash equivalents totaled $131.5 million at the end of the second quarter, a decrease of $1.1 million from $132.6 million at the end of the first quarter of 2017.

The following table sets forth information relating to our operating segments:

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net Sales
Foundry Services Group	$81,528	$62,310	$159,056	$122,289
Standard Products Group
Display Solutions	49,753	74,406	98,632	132,465
Power Solutions	35,314	30,213	70,594	60,131

Total Standard Products Group	85,067	104,619	169,226	192,596
All other	90	177	113	326

Total net sales	$166,685	$167,106	$328,395	$315,211

	Three Months Ended June 30, 2017		Three Months Ended June 30, 2016
	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$23,433	28.7%	$14,187	22.8%
Standard Products Group	23,139	27.2	22,385	21.4
All other	90	100.0	177	100.0

Total gross profit	$46,662	28.0%	$36,749	22.0%

	Six Months Ended June 30, 2017		Six Months Ended June 30, 2016
	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$45,520	28.6%	$28,480	23.3%
Standard Products Group	42,599	25.2	43,145	22.4
All other	113	100.0	(627)	(192.3)

Total gross profit	$88,232	26.9%	$70,998	22.5%

Second Quarter and Recent Company Highlights

MagnaChip:

•	Hosted its Annual Foundry Technology Symposium in Silicon Valley to showcase the Company’s technology offerings and provide an in-depth understanding of MagnaChip’s manufacturing capabilities, its specialty technology processes, target applications and end-markets.

•	Announced it now offers 0.13 micron BCD process technology integrated with high-density embedded Flash. This BCD process offers 40V power LDMOS and delivers 64K Bytes flash memory, making it suitable for programmable PMIC, wireless power chargers and USB-C power-delivery IC products.

•	Was selected as a foundry partner by ELAN Microelectronics to manufacture the world’s first fingerprint sensor IC-based smartcard. The smartcard uses biometrics technology that provides secure identification to prevent credit card fraud, a severe and growing problem globally. The sensor-IC based smartcard will be manufactured utilizing MagnaChip’s 0.35 micron Mixed Signal Thick IMD manufacturing process technology.

Business Outlook

For the third quarter of 2017, MagnaChip anticipates:

•	Revenue to be in the range of $172 million to $178 million, or up sequentially nearly 5% at the mid-point of the projected range as compared with the second quarter of 2017, and compared to $192.3 million in the third quarter of 2016.

•	Gross profit margin to be in the range of 27% to 29%, as compared to 28.0% in the second quarter of 2017, and as compared to 20.4% in the third quarter of 2016.

Conference Call

MagnaChip will hold a conference call on August 3 at 5 p.m. EDT to discuss the second quarter 2017 financial results. The conference call will be webcast live and is also available by dialing toll-free at 1-844-536-5472. International call-in participants can dial at 1-614-999-9318. The conference ID number is 53163731. Participants are encouraged to initiate their calls at least 10 minutes in advance of the 5 p.m. EDT start time to ensure a timely connection. The webcast and earnings release will be accessible at www.magnachip.com.

A replay of the conference call will be available the same day and will run for 72 hours. The replay dial-in numbers are 1-404-537-3406 or toll-free at 1-855-859-2056. The access code is 53163731.

About MagnaChip Semiconductor Corporation

MagnaChip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company’s Standard Products Group and Foundry Services Group provide a broad range of standard products and manufacturing services to customers worldwide. MagnaChip, with over 30 years of operating history, owns a portfolio of approximately 3,300 registered and pending patents, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our future operating and financial performance, including third quarter 2017 revenue and gross profit expectations. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 21, 2017 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:
In the United States: Bruce Entin Investor Relations Tel. +1-408-625-1262 Investor.relations@magnachip.com	In Korea: Chankeun Park Director, Public Relations Tel. +82-2-6903-3195 chankeun.park@magnachip.com

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MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016
Net sales	$166,685	$161,710	$167,106
Cost of sales	120,023	120,140	130,357
Gross profit	46,662	41,570	36,749
Gross profit %	28.0%	25.7%	22.0%
Operating expenses
Selling, general and administrative expenses	17,730	23,148	20,403
Research and development expenses	16,928	17,958	18,178
Restructuring and other charges (gain)	—	(17,010)	1,305
Early termination charges	2,262	11,107	4,240
Total operating expenses	36,920	35,203	44,126
Operating income (loss)	9,742	6,367	(7,377)
Interest expense	(5,441)	(5,173)	(4,073)
Foreign currency gain (loss), net	(11,905)	41,786	(7,101)
Other income, net	83	1,611	1,007
Income (loss) before income tax expenses	(7,521)	44,591	(17,544)
Income tax expenses	538	853	272
Net income (loss)	$(8,059)	$43,738	$(17,816)
Earnings (loss) per common share:
– Basic	$(0.24)	$1.30	$(0.51)
– Diluted	$(0.24)	$1.05	$(0.51)
Weighted average number of shares – Basic	33,952,574	33,662,297	34,716,081
Weighted average number of shares – Diluted	33,952,574	42,892,044	34,716,081

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016
Net income (loss)	$(8,059)	$43,738	$(17,816)
Adjustments:
Interest expense, net	5,187	4,976	4,001
Income tax expenses	538	853	272
Depreciation and amortization	6,773	6,758	6,228
EBITDA	4,439	56,325	(7,315)
Restructuring and other charges (gain)	—	(17,010)	1,305
Early termination charges	2,262	11,107	4,240
Equity-based compensation expense	349	830	968
Foreign currency loss (gain), net	11,905	(41,786)	7,101
Derivative valuation loss (gain), net	467	(637)	8
Restatement related expenses	900	4,259	2,306
Adjusted EBITDA	$20,322	$13,088	$8,613
Net income (loss)	$(8,059)	$43,738	$(17,816)
Adjustments:
Restructuring and other charges (gain)	—	(17,010)	1,305
Early termination charges	2,262	11,107	4,240
Equity-based compensation expense	349	830	968
Foreign currency loss (gain), net	11,905	(41,786)	7,101
Derivative valuation loss (gain), net	467	(637)	8
Restatement related expenses	900	4,259	2,306
Adjusted Net Income (Loss)	$7,824	$501	$(1,888)
Adjusted Net Income (Loss) per common share:
– Basic	$0.23	$0.01	$(0.05)
– Diluted	$0.21	$0.01	$(0.05)
Weighted average number of shares – Basic	33,952,574	33,662,297	34,716,081
Weighted average number of shares – Diluted	44,974,577	34,301,291	34,716,081

We present Adjusted EBITDA and Adjusted Net Income (Loss) as supplemental measures of our performance. We define Adjusted EBITDA for the periods indicated as EBITDA (as defined below), adjusted to exclude (i) restructuring and other charges (gain), (ii) early termination charges, (iii) equity-based compensation expense, (iv) foreign currency loss (gain), net, (v) derivative valuation loss (gain), net and (vi) restatement related expenses. EBITDA for the periods indicated is defined as net income (loss) before interest expense, net, income tax expenses and depreciation and amortization. We prepare Adjusted Net Income (Loss) by adjusting net income (loss) to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income (Loss) is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance. We define Adjusted Net Income (Loss) for the periods as net income (loss), adjusted to exclude (i) restructuring and other charges (gain), (ii) early termination charges, (iii) equity-based compensation expense, (iv) foreign currency loss (gain), net, (v) derivative valuation loss (gain), net, and (vi) restatement related expenses.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share data)

(Unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$131,523	$83,355
Restricted cash	—	18,251
Accounts receivable, net	76,007	61,775
Inventories, net	58,143	57,048
Other receivables	3,821	5,864
Prepaid expenses	11,680	8,137
Hedge collateral	6,590	3,150
Other current assets	5,063	5,113
Total current assets	292,827	242,693
Property, plant and equipment, net	186,078	179,793
Intangible assets, net	3,530	3,085
Long-term prepaid expenses	14,853	9,556
Deferred income tax assets	253	193
Other non-current assets	4,486	6,632
Total assets	$502,027	$441,952
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$52,202	$51,509
Other accounts payable	12,702	12,272
Accrued expenses	51,227	60,365
Deferred revenue	11,487	11,092
Deposits received	266	16,549
Other current liabilities	2,148	1,654
Total current liabilities	130,032	153,441
Long-term borrowings, net	302,380	221,082
Accrued severance benefits, net	130,050	129,225
Other non-current liabilities	10,055	10,318
Total liabilities	572,517	514,066
Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 42,384,836 shares issued and 34,010,627 outstanding at June 30, 2017 and 41,627,103 shares issued and 35,048,338 outstanding at December 31, 2016	424	416
Additional paid-in capital	133,885	130,189
Accumulated deficit	(90,146)	(125,825)
Treasury stock, 8,374,209 shares at June 30, 2017 and 6,578,765 shares at December 31, 2016	(102,319)	(90,918)
Accumulated other comprehensive income (loss)	(12,334)	14,024
Total stockholders’ deficit	(70,490)	(72,114)
Total liabilities and stockholders’ equity	$502,027	$441,952

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2017	June 30, 2017	June 30, 2016
Cash flows from operating activities
Net income (loss)	$(8,059)	$35,679	$(9,691)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	6,773	13,531	12,252
Provision for severance benefits	3,390	10,776	9,827
Amortization of debt issuance costs and original issue discount	504	950	347
Loss (gain) on foreign currency, net	13,246	(35,813)	(1,140)
Restructuring gain and other	—	(17,010)	(7,785)
Stock-based compensation	349	1,179	1,504
Other	(965)	220	164
Changes in operating assets and liabilities
Accounts receivable, net	6,004	(9,730)	8,505
Inventories, net	1,569	2,646	(11,946)
Other receivables	2,894	4,361	(3,635)
Other current assets	2,290	1,135	2,160
Accounts payable	(3,733)	(1,919)	7,779
Other accounts payable	(4,291)	(7,790)	(5,156)
Accrued expenses	(3,648)	(10,776)	1,913
Other current liabilities	(224)	(436)	(1,364)
Deferred revenue	(192)	(265)	1,477
Other non-current liabilities	(206)	(268)	(661)
Payment of severance benefits	(10,558)	(18,082)	(13,102)
Other	55	(61)	(137)
Net cash provided by (used in) operating activities	5,198	(31,673)	(8,689)
Cash flows from investing activities
Proceeds from disposal of plant, property and equipment	544	18,750	—
Purchase of plant, property and equipment	(5,439)	(10,807)	(5,834)
Payment for intellectual property registration	(350)	(566)	(478)
Collection of guarantee deposits	1,105	1,400	383
Proceeds from settlement of hedge collateral	4,617	6,781	5,917
Payment of hedge collateral	(5,584)	(10,036)	—
Payment of guarantee deposits	—	(41)	(11)
Other	2	22	11
Net cash provided by (used in) investing activities	(5,105)	5,503	(12)
Cash flows from financing activities
Proceeds from issuance of senior notes	—	86,250	—
Payment of debt issuance costs	—	(5,902)	—
Proceeds from exercise of stock options	836	2,525	—
Acquisition of treasury stock	—	(11,401)	—
Net cash provided by financing activities	836	71,472	—
Effect of exchange rates on cash and cash equivalents	(2,033)	2,866	1,733
Net increase (decrease) in cash and cash equivalents	(1,104)	48,168	(6,968)
Cash and cash equivalents
Beginning of the period	132,627	83,355	90,882
End of the period	$131,523	$131,523	$83,914